EXHIBIT 10(bd)

National Western Life Insurance Company
Retirement Bonus Program for Robert L. Moody
1.	Name. This bonus program shall be known as the National Western Life Insurance Company (the "Company") Retirement Bonus Program for Robert L. Moody (the "Program").

2.	Effective Date. The Program is effective as of January 1, 2005.

3.

Purpose. The Program is intended to provide current bonus compensation to Robert L. Moody, the Chairman of the Company (the "Chairman"), to reward him for contributing materially to the financial and strategic success of the Company and to provide a benefit in lieu of his participation in the Company's nonqualified deferred compensation plan. This Program is intended to be a payroll practice of the Company that is not subject to the Employee Retirement Income Security Act of 1974, as amended. Bonuses payable hereunder may not be deferred by the Chairman and shall not be considered deferred compensation under section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

4.

Annual Bonus Award. For each calendar year on or after the Effective Date, the bonus payable to the Chairman under the Program shall be equal to two percent (2%) of his compensation from the Company for the calendar year that exceeds the applicable limitation under Code section 401(a)(17)(A), as adjusted in accordance with Code section 401(a)(17)(B). For this purpose, "compensation" shall be the total remuneration reported as taxable income on Internal Revenue Service Form W-2 or its subsequent equivalent; provided that "compensation" shall include director's fees; amounts deferred under Code sections 125, 132(f)(4), or 401(k); and nonqualified elective deferrals and further provided that "compensation" shall exclude reimbursements or other expense allowances, moving expenses, welfare benefits, imputed value of insurance, stock option income, commissions, bonuses, nonqualified retirement benefits, and any other extraordinary remuneration.

5.

Distributions of Awards. The bonus award for a year will be paid to the Chairman in the form of a single cash lump sum payment and shall be paid by March 15 of the year following the calendar year to which the bonus relates. Any bonuses unpaid after the death of the Chairman shall be paid to his estate.

6.

Withholding; Payroll Taxes. To the extent required by law in effect at the time any bonus payments are made, the Company shall withhold taxes required to be withheld by law and all other withholdings and garnishments required by law.

7.

No Funding of Awards. The Company is under no obligation to earmark or set aside any funds for the payment of bonuses under this Program. All bonus awards hereunder shall be paid solely from the general assets of the Company. The rights of the Chairman hereunder (and of any person claiming by or through the Chairman) shall be solely those of an unsecured general creditor of the Company.

8.

Program Administration. The Program shall be administered by the Pension Committee of the Company (the "Committee"). The Committee shall administer the Program in accordance with its terms and shall have the power, in its sole and absolute discretion, to construe the terms of the Program and to determine all questions arising in connection with the administration, interpretation, and application of the Program. Any such determination by the Committee shall be conclusive and binding upon all parties. The Committee shall establish rules and procedures, correct any defects, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Program.

9.

Amendment or Termination. The Program shall be in effect until terminated by the Company. The Company reserves the right to amend, modify, or terminate the Program at any time. Any such amendment or termination by the Company shall be adopted by formal action of the Board of Directors of the Company and shall be executed by an officer authorized to act on behalf of the Company.

10.

Nonalienation. No amount payable to or in respect of the Chairman at any time shall be subject in any manner to alienation by the Chairman or his estate by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind. Any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void.

11.

Construction of the Program. This Program shall be construed and enforced according to the laws of the State of Texas and, to the extent applicable, federal law. The headings of this Program have been inserted for reference only and are to be ignored in any construction of the provisions hereof. The invalidity or unenforceability of a particular provision of this Program shall not affect the other provisions hereof, and the Program shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, the Company has adopted and executed this Program this 15th day of December, 2005.

National Western Life Insurance Company

By:	/S/James P. Payne

Its:	James P. Payne

Sr. VP - Controller